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                                                                    EXHIBIT 99.1



           CRITICAL PATH ANNOUNCES REVISION OF FOURTH QUARTER RESULTS

SAN FRANCISCO, Feb. 15 Critical Path, Inc. (Nasdaq: CPTH) announced today that it will revise its previously announced financial results for the fourth quarter of 2000.

On January 18, 2001, Critical Path announced its fourth quarter of 2000 financial results, which included revenues of $52.0 million and a net loss, excluding special charges, of $11.5 million or $0.16 per share. Based on the preliminary results of the investigation being conducted by a special committee of the Board of Directors, Critical Path expects that its previously announced revenues for the fourth quarter of 2000 will decrease by $6.5 million to $8.0 million. Of these amounts, Critical Path now expects that approximately $4.2 million involved transactions that will not result in revenue. The remainder may result in revenue that will be recognized during 2001. The Company further expects that its costs and operating and expenses for the fourth quarter of 2000 will increase by $1.0 to $2.0 million. These revisions will cause the Company's net loss for the fourth quarter of 2000, excluding special charges, to increase to $19.0 million to $21.5 million, or $0.27 to $0.30 per share.

"We are providing preliminary estimates at this time," Chief Financial Officer Larry Reinhold commented, "because we believe that keeping our shareholders, customers, and employees informed is the right thing to do. These regrettable issues do not involve our products, our services, or our business model."

The Company is currently reviewing certain specific transactions that were reported as revenue during the third quarter of 2000. The Company is evaluating new facts that may bear on the initial accounting judgment that revenue was properly recognized during that quarter for these transactions. The Company expects that its previously reported revenues for the third quarter of 2000 will not be affected by more than $2.0 million, or 4.4%, related to these transactions. The Company will provide supplemental information in the event that further accounting adjustments are deemed necessary.

The Company anticipates announcing its final financial results for the fourth quarter and full year 2000 when the results of the investigation are presented to its auditors, the annual audit is completed, and the Company files its Annual Report on Form 10-K. The Company anticipates providing revised guidance for fiscal 2001 at the time it announces its first quarter of 2001 financial results.

This press release contains forward-looking statements about Critical Path's anticipated financial results for the third and fourth quarters of 2000. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. The Company may determine that further accounting adjustments should be made for the transactions currently being evaluated. The Company may review additional transactions that occurred during fiscal 2000 and may determine that further accounting adjustments should be made. In addition to the ongoing investigation which is being conducted by a special committee of the Board of Directors, the Company's auditors will continue to conduct the annual audit, during which it may be determined


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that further accounting adjustments should be made. If further accounting adjustments are made, they may materially increase the amount of the adjustments that the Company currently believes it will record for the fourth quarter of 2000 and may require a restatement of other quarters of fiscal 2000. In addition, although Critical Path believes that the Company will complete its evaluation, and the Company's auditors will complete the annual audit, in time to file the Annual Report on Form 10-K by the ordinary filing deadline, there is no guarantee that this will occur. Other risks and uncertainties are described in more detail in the Company's Annual Report on form 10-K/A filed March 29, 2000 and in subsequent filings with the Securities and Exchange Commission (www.sec.gov).


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